UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2011

CHECKPOINT SYSTEMS, INC.
(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)

One Commerce Sq., 2005 Market St., Suite 2410, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

856-848-1800
(Registrant’s telephone number, including area code)
N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
      240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
      240.13e-4(c))

Item 7.01

Checkpoint Systems, Inc. (the “Company”) recently entered into commercial transactions involving the renewal / extension of sales type lease arrangements with large retail Shrink Management Solutions customers in various countries.  The customers entered into bank financing arrangements for the initial product leases as well as the lease renewals and extensions. Sales type lease arrangements with bank financing arrangements are a normal business practice employed in Europe to deploy our products and solidify long term relationships with key customers.  This will therefore continue to be the Company’s strategy for geographies where customers are receptive to these type arrangements.

As a result of these recent transactions, the Company expects to receive approximately $33 million in cash in the second quarter of 2011 associated with incremental revenue from product upgrades and sales type lease renewals and extensions.  In accounting for these transactions, the Company expects to recognize approximately $16 million in revenue, beginning in the second quarter of 2011 and extending for the life of the agreements.  Approximately $8 million of the revenue associated with these transactions is expected to be recognized in 2011. In addition to revenue, approximately $18 million of the combined proceeds representing the discounted value of future revenue streams of sales type lease renewals / extensions is expected to be reported as gain on sale of receivables (sundry income) in second quarter 2011 results and will be reported as a component of operating income.  These transactions were contemplated in the 2011 guidance provided by the Company on May 3, 2011.

Signatures

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Checkpoint Systems, Inc.

Date: June 17, 2011	By:	/s/ Raymond D. Andrews
Name: Raymond D. Andrews
Title: Senior Vice President and Chief Financial Officer